Exhibit 99.2

MIVA, INC. Q3 2008 EARNINGS CALL SCRIPT

Sloan Gaon:

Thank you and good afternoon. Welcome to MIVA’s third quarter financial results conference call. Joining me on the call today are President and Chief Executive Officer Peter Corrao, and Chief Financial Officer and Chief Operating Officer, Lowell Robinson.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in MIVA’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over- year performance. They are: Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  MIVA defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of MIVA common stock over the reported period.

For a detailed review of our second quarter results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, and to our Form 10-Q to be filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website  and a replay of the conference call will be available for 90 days after the call.  I’d now like to turn the call over to our CEO, Peter Corrao. Peter?

Peter Corrao:

Thank you Sloan

Good afternoon everyone and welcome to today’s conference call, we appreciate having you on the call with us.

Over the last quarter, I believe MIVA has made significant progress in our strategy of returning the business to profitability. Among the key highlights from the last quarter that I will talk about in detail on this call are: improving operating performance in our MIVA Direct division; launching our new fully customizable ALOT toolbar and homepage products; initiating a restructuring program across our Media EU division; and releasing a beta version of our exciting new online advertising platform in the US.

With these cost control and growth initiatives we believe that we have now reached a pivotal point in our turnaround plan. In Q4 2008 we expect to narrow our EBITDA loss to $0.5-$1.5 million. We expect this loss to narrow further as we move in to Q1 2009 and, importantly, for full year 2009 we expect to return the business to EBITDA profitability and growth.

Before talking about these initiatives in more detail, I want to first take a moment to talk about our credit line with Bridge Bank. The credit line is for up to $10 million and availability is determined by a number of factors including eligible accounts receivable balances.  Using eligible accounts receivable balances as of September 30, 2008, we would have been eligible to draw down approximately $6.5 million under this line of credit.

We believe that this credit line has been structured under favorable terms and that it further enhances our ability to grow revenues at this crucial time. We expect this credit line will enable us to more aggressively focus on the expansion of our ALOT toolbar and homepage brand as well as the roll out of our new MIVA Media technology platform.

I am now going to talk about the initiatives that we are working on across our individual divisions and the progress that I believe we have made over the last quarter. As a reminder, our business is currently split across the following three divisions:

One: MIVA Direct, the division that includes our expanding ALOT toolbar and homepage brand and our portfolio of consumer destination sites;

Two: MIVA Media US, our US ad network within which we have begun beta-testing our exciting new online advertising platform; and

Three: MIVA Media EU: our EU ad network within which we have initiated a major restructuring program that we expect to finalize before the end of 2008.

Looking at these divisions in detail.

First, MIVA Media EU. On our last quarterly call, I talked about our focus on reducing costs and turning around MIVA Media EU and we believe we have taken significant steps over the last quarter in achieving these goals.

On August 21st, we announced the start of a restructuring program across the EU that is designed to consolidate and streamline our operations. This restructuring program has resulted in the closure of our German offices in Hamburg and Munich, and a reduction in overall headcount. We expect to complete this EU restructuring by the end of 2008 and anticipate that once complete the program will result in further office closures and a reduction in headcount across Europe to approximately 25, compared to 114 in Q4 2007.

While we have closed our German offices, we have been able to maintain our Pay-Per-Click network in Germany by transferring and managing accounts from the UK; a move that we believe illustrates our strategy of consolidating and streamlining our EU business.

As a result of this restructuring program, we anticipate achieving breakeven adjusted EBITDA for Media EU, in the fourth quarter of 2008. To put this into context it’s important to remember that Media EU has recorded adjusted EBITDA losses for the last several years of approximately $5-8 million annually. We believe that stemming the losses in Media EU is absolutely central to our strategy of returning the company to profitability.

Another development from MIVA Media EU this quarter is the renewal of our private label Pay-Per-Click agreement with Nordic search and directory company, Eniro. This new $1.2 million agreement renews an agreement originally signed in 2005. We’re excited to continue to be working with Eniro to power its Pay-Per-Click platform in the Nordic region and look forward to further expanding our private label business through our new technology platform.

Now moving on to Media US. We’re extremely encouraged that despite the overall softness in the advertising market, our Media US operation has delivered stable revenue of approximately $12 million for the last four successive quarters.

In the first week of October 2008, we began beta testing our new online advertising platform in the US. This new ad platform has been more than a year in development and we believe it provides significant potential from the perspective of both delivering operational efficiencies and the opportunity for increased revenue. Our US and EU MIVA Media divisions currently operate across 10 disparate technology platforms and the objective of our new platform is to provide a single, unified solution. By operating just one platform we expect to realize savings in software, hardware and personnel costs.

Additionally, and importantly, we expect our new ad platform will deliver an enhanced user experience for both advertisers and publishers. We believe when fully launched the new platform will offer industry leading targeting, management and reporting tools and we expect the increased value the platform delivers to our advertisers and publishers should translate into increased revenue opportunities for our Media business. The roll out of this new technology platform is expected to continue in the US over the coming quarter.

We are encouraged that the new platform is already attracting interest from third parties who are potentially interested in white-labeling the technology to run their own online ad platforms, and we intend to aggressively pursue these opportunities.

We continue to offer significant scale and reach within our MIVA Media operations. Together, Media US and Media EU deliver over 140 million clicks to advertisers each month. We maintain relationships with thousands of advertisers and our Pay-Per-Click ads are displayed across the thousands of web properties that make up our publisher network. We believe that our new ad platform will provide us with significant potential to leverage the scale that exists within this advertiser and publisher network.

Now moving on to MIVA Direct. I want to first remind you how our toolbar and homepage business is structured. In Q4 2007 we launched our ALOT toolbar and homepage products, which were introduced to replace our legacy Starware products. ALOT was launched following detailed consumer research and is designed to ‘make the Internet’ easy by aggregating ‘best of the web’ content within vertically focused toolbars and homepages. ALOT is designed to provide an enhanced user experience and in turn deliver greater monetization than our legacy Starware brand.

Coinciding with the launch of ALOT, we have also been working diligently towards optimizing our customer acquisition strategy or, put another way, we have been focusing on ways to acquire higher value toolbar users for less money.

Let me put this into context by talking about MIVA Direct’s performance over the third quarter. In the third quarter we increased MIVA Direct’s gross margin, including ad spend, to 31% compared to 25% in Q2 2008. This margin increase was as a result of the optimized acquisition strategy I discussed earlier and the higher value being delivered through our ALOT brand. We expect this higher margin to be sustained in the fourth quarter and into 2009.

Over the quarter we increased the number of ALOT toolbar users by 15% from 2.9 million at the end of Q2 2008 to 3.3 million at the end of Q3 2008. As of November 7, 2008 we have increased this ALOT user base to 4.1 million. We are encouraged to report a toolbar user base of over 4 million for a product that is still under a year old. Also encouraging is the fact that ALOT continues to out monetize our legacy toolbar brand by 67 percent.

Contrasting the growth in ALOT, we have seen a continued and anticipated decline in live users of our Starware brand over the quarter. This expected decline is as a result of us focusing our customer acquisition strategy exclusively on ALOT. Overall, we finished the quarter with 5.6 million total toolbar users, which represents an 12% decline from the 6.3 million overall toolbar users at the end of Q2 2008. The increased value of our ALOT toolbar brand is reflected through the fact that despite the reduction in overall toolbar numbers, revenue for our Direct division remained essentially flat from Q2 2008 to Q3 2008 at $10.4 million and $10.3 million respectively, and our gross margin including ad spend increased significantly.

Importantly, we have now reached the point where we are adding our higher value ALOT toolbar users more quickly than the attrition due to our legacy brand. This should result in us increasing our overall toolbar user base in Q4 2008, in contrast to the decreases we have seen over recent quarters.

On October 9, we announced the launch of our new customizable ALOT toolbar and homepage products. We believe that this exciting launch is a significant step in the ongoing development of the ALOT brand. As part of the launch, we released the first version of ‘ALOT Buttons’, a website that contains a portfolio of widgets that ALOT users can add to their toolbars and homepages.

We believe that adding this level of customization to our products offers two main benefits. First, we believe that it should enhance overall user experience and in turn increase stickiness and retention rates; and second, we believe it opens up new potential revenue streams. Each of the widgets within the ALOT Buttons portfolio can be sponsored and we believe these new Widget Ads could deliver incremental revenue above and beyond our core revenue that currently comes from type in search traffic. Examples of these third party agreements can be seen through three announcements we made over the last quarter, specifically sponsored toolbar agreements with Reader’s Digest and Esmas.com, and a sponsored widget agreement with Accuweather.com.

Alongside the launch of our customizable ALOT products, we are also continuing to focus on introducing new toolbar verticals. This vertical focus helps us broaden the demographic reach of the ALOT brand and also underpins our customer acquisition strategy. Over the third quarter we have increased the number of toolbar verticals we offer from 34 to 39 by adding new verticals such as politics, Sudoku and entertainment news.

Within our MIVA Direct division, we also operate our portfolio of consumer destination sites, including screensavers.com and spill.com. Over the third quarter we re-launched our Screensavers.com site. The site has traditionally been an important source of toolbar downloads for MIVA Direct as we offer toolbars as part of each screensaver download. As such, we expect the re-launched screensavers.com site could become an important part of our ALOT customer acquisition strategy over coming quarters.

Our Spill.com movie review and entertainment site also continues to experience strong growth. In Q3 2008 the site attracted 4.3 million unique users, a 258% increase compared to the 1.2 million unique users in Q1 2008.

Finally, MIVA Corporate. We are continuing to look at ways to realize savings within our corporate cost center. Over the course of 2008, we have reduced employee related corporate costs by approximately 38% annually excluding non-cash stock compensation, and over the coming quarters we will continue to focus on achieving additional savings. Our corporate costs have been burdened by higher litigation and legal expenses than expected.

I want to take a moment now to talk about our financial forecast, which Lowell will take you through in more detail.

As a result of the EU restructuring program I detailed earlier on in today’s call, we are today presenting a revised forecast for full year 2008. We are currently forecasting 2008 full year revenue of $116-$117 million and an EBITDA loss of approximately ($11-12) million excluding restructuring charges and litigation settlements. It’s important to note that the decrease in revenue over the third quarter and our decreased revenue forecast for 2008 is primarily a result of the expected decline in Media EU revenue as we consolidate our operations in a smaller footprint.

So, in summary, we believe this has been an extremely important quarter in our turnaround plan. We have taken significant steps to reduce losses in our Media EU operation through our restructuring program; we have further developed our ALOT brand through the launch of our customizable toolbar and homepage products; we have increased gross margin within MIVA Direct; and we have begun beta testing of our exciting new Media technology platform in the US. Further, we have secured a credit line that we believe increases our liquidity and enables us to more aggressively focus on our ongoing growth initiatives.

We look forward to updating you on these initiatives over the coming quarters. With that said, I will now turn the call over to Lowell, who will cover our financial results and revised forecast for 2008, Lowell?

Lowell Robinson:

Thank you Peter:

As Peter mentioned, this has been an important quarter in light of our EU restructuring initiatives. With this consolidation, total MIVA headcount at the end of September was 139 and we expect this number to drop to approximately 130 at the end of Q4, with approximately 25 staff remaining in the EU. We have struggled with and have had significant losses in our EU business for the past several years. Following this restructuring we expect to be adjusted EBITDA profitable in the EU, but with a much smaller footprint.

Importantly, as we announced today, we received a two year line of credit from Bridge Bank, N.A.. The credit line is for up to $10 million and availability is determinable by a number of factors including eligible accounts receivable balances.  Using eligible accounts receivable balances as of September 30, 2008, we would have been eligible to draw down approximately $6.5 million under this line of credit.  We expect that the credit line will enable us to more aggressively support the growth of our ALOT toolbar and homepage brand and will also be used for other general corporate purposes.

Also in September, we were also able to finance $1.6 million in equipment for our new Media technology platform, which appears on our balance sheet as debt.

In October 2008, we received an adverse summary judgment ruling in our litigation with the shareholders’ agent for the former shareholders of Comet Systems, Inc., a company we acquired in March 2004 and which became our MIVA Direct business.  The judgment relates to an earn-out payable to the former shareholders of Comet under the acquisition agreement.  We reserved approximately $2.4 million for this judgment as accrued expenses in our condensed consolidated balance sheet as of September 30, 2008.  We are evaluating our appellate options regarding this matter. We believe our accruals established for this matter are adequate.

With our August 2008 EU restructuring program, the June 2008 company wide restructuring and continued focus on our growth initiatives, we anticipate being EBITDA profitable in 2009. Like other businesses in these challenging economic times, we see some economic pressure on our business.

MIVA’s consolidated revenues from continuing operations excluding Italy, which is a discontinued operation, were $28.2 million in Q3 2008, compared to $30.2 million in Q2 2008.

EBITDA was a loss of $7.9 million in Q3 2008, which included a $1.2 million non-cash compensation expense, $2.7 million in restructuring charges, and $2.4 million for a one-time litigation judgment, compared to an EBITDA loss of $5.2 million in Q2 2008. Q2 2008 EBITDA included $0.8 million in restructuring charges, $0.7 million non-cash compensation expense, and approximately $0.2 million in litigation settlement charges.

Excluding Q3 2008 $1.2 million in non-cash compensation charges and $2.7 million in restructuring charges, and $2.4 million for the Comet judgment, adjusted EBITDA loss was $1.6 million.  In comparison, in Q2 2008, excluding $0.7 million in net non-cash compensation, $0.8 million related to restructuring charges, and approximately $0.2 million in a litigation settlement, adjusted EBITDA loss was ($3.5) million.  The Q3 non-cash compensation charge included approximately $0.6 million one-time charge related to the departure of a former executive.

Cash and cash equivalents decreased from $17.2 million at end of Q2 2008 to $11.2 million at the end of Q3 2008. The $6.0 million decrease includes expenditures related to development of the new platform ($1.4 million), restructuring charges ($1.0 million), and the EBITDA loss.

Consolidated gross margins were 50.7% in Q3 2008, better than the 50.4% in Q2 2008, adjusted for discontinued operations.  Direct’s gross margin before advertising spend was 94% in Q3 2008, comparable to Q2 2008. Media E.U. gross margins decreased to 20% in Q3 2008 compared to 27% in the previous quarter.  Media U.S. gross margin increased from 28% in Q2 2008 to approximately 30% in Q3 2008.

MIVA Direct contributed 36.8% of total revenue in Q3 2008, compared to the 34.2% in Q2 2008. MIVA Direct generated $10.4 million in revenue in Q3 2008, slightly above Q2 2008 revenue of $10.3 million. The Direct business was below our revenue expectation in the 3rd quarter primarily due to higher than anticipated attrition of our legacy toolbar brand. This led to a decline in the overall toolbar user base from 6.3 million on June 30, 2008 to 5.6 million on September 30, 2008. However the ALOT brand as of September 30, 2008 constituted over 70% of our toolbar revenue and monetizes at a higher rate with lower attrition. As Peter mentioned, as of September 30, 2008 we had 3.3 million ALOT Toolbar users and 2.3 million users of our legacy toolbar brand; and as of November 7, 2008 the number of ALOT toolbar users increased to 4.1 million. The monetization rate per 1000 live user for our ALOT toolbars (“RPMLU”) is currently 67% percent higher than our legacy toolbar brand.

MIVA Direct’s gross margin was approximately 94% in Q3 2008 which is comparable to Q2 2008 of 95%. MIVA Direct’s gross margin excludes advertising spend of $6.5 million in Q3 2008 and $7.2 million in Q2 2008, which is included in consolidated operating expenses within the marketing, sales and service line. Including the advertising spend, MIVA Direct’s gross margin was approximately 31% in Q3 2008, significantly above the 25% in Q2 2008.  We anticipate the gross margins for MIVA Direct to remain above 30% in Q4 2008.

In our total MIVA Media third-party ad network, we recorded 427 million total paid clicks in Q3 2008, an increase from 410 million in Q2 2008 and up from 352 million in Q3 2007. The increase in paid clicks partially offset the lower revenue per click.

Q3 2008 revenue for our MIVA Media third-party ad network was $17.8 million, compared to $19.9 million in Q2 2008. The approximate $2.1 million decline in total Media revenue was due primarily to the Media E.U. restructuring, which was anticipated.

As expected, the MIVA Media EU business has continued to erode; but this was anticipated as we focused on returning the business to profitability with a reduced footprint.  Revenue in the 3rd quarter was $6.0 million versus $7.9 million in Q2 2008 and is expected to decline in Q4 2008 to approximately the $4.0-5.0 million range. We expect the MIVA Media E.U. business to maintain the Q4 revenue level in each quarter in 2009 and to be EBITDA positive in 2009.

Media E.U. gross margins were 20% in Q3 2008 and 28% in Q2 2008.  Q3 2008 traffic acquisition costs increased to 74% versus 64% in Q2 2008.

In our Media U.S. business, revenue was down approximately $0.2 million sequentially from Q2 2008 to $11.8 million.  The lower revenue was attributable to some softness in our network business in July 2008.  Media U.S. gross margins were 30% in Q3 2008 compared to 28% in Q2 2008.   As I mentioned earlier Media US revenues have stabilized at the $12.0 million level for the past four quarters.  We expect revenue to increase in the latter part of 2009 with the introduction of our new technology platform, which was launched in beta in Q4 2008.

Total operating expenses were approximately $23.3 million in Q3 2008, compared to $21.5 million in Q2 2008.  Total operating expenses in Q3 2008 after adjusting for and non-recurring items was approximately $17.6 million compared to adjusted Q2 2008 operating expenses of approximately $20.5 million. Non-recurring items in Q3 2008 included $2.4 million for a litigation judgment, $2.7 million in restructuring charges, and $0.6 million in accelerated stock based compensation related to the departure of an executive.  In comparison, non-recurring items in Q2 2008 included $0.8 million in restructuring charges and approximately $0.2 million for a litigation settlement.  On an adjusted basis the approximate $3.0 million decrease in operating expense is a function of lower employee cost, lower rent and Perot charges partially offset by higher consulting and franchise state taxes.

Adjusted EBITDA loss was significantly reduced in Q3 2008 to $1.6 million compared to $3.5 million in Q2 2008.  Adjusted EBITDA loss in Q3 2008 excludes $1.2 million in non-cash compensation charges, $2.4 million in litigation judgment fees, and $2.7 million in restructuring charges.  Adjusted EBITDA loss in Q2 2008 excludes $0.7 million in non-cash compensation expense, $0.8 million in restructuring charges, and $0.2 million for litigation settlement.

The Company is currently forecasting 4Q 2008 revenue of approximately $25.0-$26.0 million, and EBITDA loss ex-restructuring charges of $(0.5 – 1.5) million. For Media US we expect Q4 revenue to be approximately $12.0 million; for Direct we expect Q4 revenue of approximately $9.0 million; and for Media E.U. we expect Q4 revenue of approximately $4.0-$5.0 million. For full year we expect revenue from continuing operations will be $116.0 to $117.0 million and EBITDA loss from continuing operations excluding restructuring charges will be ($11.0-12.0) million.

2008 has been a transformational year for MIVA with respect to restructuring our EU business, reducing corporate costs, obtaining a line of credit and resolving several outstanding litigation matters. The growth of the ALOT toolbar with its higher monetization; revenue from the new technology platform; and lower corporate expenses is expected to lead to improved revenue and positive EBITDA performance in 2009.

I will now turn the call back to Peter for some concluding remarks.

Peter Corrao:

Thanks Lowell. So, in summary our immediate priorities for the business are to focus on completing our EU restructuring program; continuing to roll out our new MIVA Media technology platform; and continuing to ‘make the internet easy’ through the expansion of our ALOT toolbar and homepage products. With that, I’ll now turn the call back to the operator for questions.

Q & A Session

Sloan Gaon:

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for first quarter 2008. In addition, past performance cannot be relied upon as a guide to future performance.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•                  the risk that we are dependent on our ability to establish and maintain relationships with advertisers and advertising agencies;

•                  the risk that we have made significant investments in new initiatives that may not meet our expectations in terms of the viability, success or profitability of such initiatives;

•                  the risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers;

•                  the risk that our average revenue per click has been decreasing over the past few years, which could materially adversely affect our revenues and results of operations; and

•                  Our bank loan agreement imposes significant restrictions. Failure to comply with these restrictions could result in the acceleration of a substantial portion of our debt, which we may not be able to repay or refinance.

That concludes our call today; thank you for listening.